Exhibit 99.1
For Immediate Release
Mediacom Communications Reports Results
for Second Quarter 2008
Middletown, NY – August 7, 2008 – MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported financial results for the three and six months ended June 30, 2008. The Company will hold a teleconference today at 10:30 a.m. Eastern Time to discuss its financial results. A live broadcast of the teleconference can be accessed through the Company web site at www.mediacomcc.com.
Second Quarter 2008 Financial Highlights
•	Revenues increased 7.6% to $349.5 million

•	Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”)

rose 9.1% to $130.1 million[1]

•	Operating income grew 13.7% to $69.3 million

•	Average monthly revenue per basic subscriber increased 10.0% to $88.02

•	Revenue generating units (“RGUs”) rose sequentially by 42,000, more than double the RGU additions in the prior year period
“We delivered another quarter of solid results despite a flat advertising sales market” said Rocco B. Commisso, Mediacom’s Chairman and CEO. “Our RGU growth was a record for any second quarter in the Company’s history, due in part to the lowest basic subscriber loss for any comparable period since 2001. Given our performance thus far, together with our outlook for the balance of 2008, we feel comfortable raising external guidance for the second time this year.”
“This year we stepped up the capital investments in our network and delivery systems, not only to enrich the customer experience, but to maintain our competitive edge and capitalize on the opportunities of the digital transition. Fortunately, against the backdrop of difficult conditions in the credit markets, we are well-positioned financially to invest in our future, with more than $900 million of available lines of credit, and having achieved the lowest balance sheet leverage in seven years,” concluded Mr. Commisso.

[1]	Adjusted OIBDA excludes non-cash, share-based compensation charges. See Tables 6 and 9 for further information concerning this non-GAAP financial measure.

Revised Full Year 2008 Financial Guidance
Based on the strength of its year-to-date performance and the outlook for the second half of the year, the Company is raising its full year 2008 financial guidance as follows:
•	Revenue growth increased to between 7.0% and 8.0%; previously between 6.5% and 7.5%

•	Adjusted OIBDA growth increased to between 8.5% and 9.5%; previously between 7.0% and 8.0%
Capital expenditure guidance is unchanged at approximately $275 million.
Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007
Revenues rose 7.6% to $349.5 million, largely due to growth in high-speed data and phone customers.
•	Video revenues grew 2.3% from the second quarter of 2007, largely due to basic video rate increases and customer growth in the Company’s advanced video products and services, partially offset by a lower number of basic subscribers. During the quarter, the Company lost 5,000 basic subscribers, compared to a reduction of 18,000 for the same period last year.

During the quarter, digital customers grew by 15,000, compared to an increase of 2,000 in the prior year period, ending the quarter with 599,000 customers, or 45.3% penetration of basic subscribers. As of June 30, 2008, 32.2% of digital customers were taking DVR and/or HDTV services, up from 26.5% at the end of the prior year period.

•	High-speed data revenues rose 15.4%, primarily due to a 14.5% year-over-year increase in unit growth. During the quarter, high-speed data customers grew by 14,000, as compared to a gain of 13,000 in the prior year period, ending the quarter with 702,000 customers, or 24.7% penetration of estimated homes passed.

•	Phone revenues grew 67.1%, mainly due to a 54.2% year-over-year increase in unit growth. During the quarter, phone customers grew by 18,000, compared to a gain of 21,000 in the prior year period, ending the quarter with 222,000 customers, or 8.6% penetration of estimated marketable phone homes. As of June 30, 2008, Mediacom Phone was marketed to 91% of the Company’s 2.84 million estimated homes passed.

•	Advertising revenues were essentially flat year-over-year, largely as a result of an increase in local advertising, offset by a decrease in national advertising.
Total operating costs grew 6.8%, primarily due to increases in programming unit costs and expenses related to the corresponding growth in the Company’s phone customers, offset in part by a reduction in high-speed data delivery costs.
Adjusted OIBDA increased 9.1%, resulting in a margin of 37.2%, up from 36.7% in the prior year period. Operating income rose by 13.7%, due to the increase in Adjusted OIBDA, offset in part by higher depreciation and amortization.

Liquidity and Capital Resources
The Company has included the Condensed Statements of Cash Flows for the six months ended June 30, 2008 and 2007 in Table 4.
Significant sources of cash for the six months ended June 30, 2008 were as follows:
•	Net cash flows from operating activities of $133.3 million;

•	Net bank financing of $33.7 million; and

•	Other financing activities of $23.3 million.
Significant uses of cash for the six months ended June 30, 2008 were as follows:
•	Capital expenditures of $134.7 million;

•	Repurchases of shares of Class A common stock totaling $22.4 million; and

•	Financing costs of $11.4 million.
Free cash flow was a positive $12.6 million for the six months ended June 30, 2008, as compared to a negative $4.2 million in the prior year period. See Tables 6, 7 and 9 for further information concerning this non-GAAP financial measure.
Financing Transactions
On May 29, 2008, the Company entered into an incremental credit facility agreement that provides for a new term loan in the principal amount of $350.0 million. Approximately $335.0 million of the proceeds from the new term loan were used to repay the outstanding balance of the revolving credit portion of an existing credit facility, without any reduction in the revolving credit commitments. The balance of the proceeds from the new term loan was used for general corporate purposes.
Borrowings under this new term loan bear interest at a floating rate or rates equal to LIBOR or the prime rate, plus a margin of 3.50% for LIBOR loans and a margin of 2.50% for prime rate loans. For the first four years of the new term loan, LIBOR and the prime rate applicable to the new term loan are subject to a minimum of 3.00% in the case of LIBOR and a minimum of 4.00% in the case of the prime rate. The new term loan matures on January 3, 2016.
Financial Position
At June 30, 2008, the Company had total debt outstanding of $3.249 billion, an increase of $34 million from year-end 2007. As of the same date, the Company had unused credit facilities of $903 million, all of which could be borrowed and used for general corporate purposes based on the terms and conditions of the Company’s debt arrangements. As of the date of this press release, about 68.5% of the Company’s total debt was at fixed interest rates or subject to interest rate protection.
Stock Repurchase Program and Activity
During the six months ended June 30, 2008, the Company repurchased approximately 4.8 million shares of its Class A Common Stock for an aggregate cost of $22.4 million. At June 30, 2008, the Company had approximately 94.6 million shares of Class A and Class B common stock outstanding, and $47.6 million was available under the Company’s stock repurchase program.

Company Description
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed data access and phone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.
Forward Looking Statements
In this press release, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: existing and future competition for our video, high-speed data and phone customers; our ability to achieve anticipated customer and revenue growth and to successfully introduce new products and new services; increasing programming costs; changes in laws and regulations; our ability to generate sufficient cash flow to meet our debt service obligations and access capital to maintain our financial flexibility; and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and other reports or documents that we file from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to us as of the date of this press release, and we assume no obligation to update or alter our forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Tables:	Contact:
(1) Consolidated Statements of Operations–three month periods	Investor Relations
(2) Consolidated Statements of Operations–six month periods	Calvin Craib
(3) Condensed Consolidated Balance Sheets	Senior Vice President,
(4) Condensed Statements of Cash Flows	Corporate Finance
(5) Capital Expenditure Data	(845) 695-2675
(6) Reconciliation Data – Historical
(7) Calculation – Free Cash Flow	Media Relations
(8) Summary Operating Statistics	Thomas Larsen
(9) Use of Non-GAAP Financial Measures	Vice President,
Legal and Public Affairs
(845) 695-2754

TABLE 1
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,		Percent
	2008	2007	Change
Video	$231,144	$226,029	2.3%
High-speed data	80,113	69,405	15.4
Phone	22,194	13,281	67.1
Advertising	16,050	16,019	0.2

Total revenues	$349,501	$324,734	7.6%

Service costs	$144,994	$133,836	8.3%
SG&A expenses	67,762	65,717	3.1
Corporate expenses	6,601	5,920	11.5

Total operating costs	$219,357	$205,473	6.8%

Adjusted OIBDA	$130,144	$119,261	9.1%

Non-cash, share-based compensation charges	(1,171)	(1,366)	NM
Depreciation and amortization	(59,641)	(56,934)	4.8

Operating income	$69,332	$60,961	13.7%

Interest expense, net	$(54,035)	$(60,022)	(10.0)
Gain on derivatives, net	22,187	9,214	NM
Other expense, net	(1,983)	(2,196)	(9.7)

Income before income taxes	35,501	7,957	NM
Provision for income taxes	(14,569)	(14,601)	NM

Net income (loss)	$20,932	$(6,644)	NM

Basic weighted average shares outstanding	95,137	109,758
Basic earnings (loss) per share	$0.22	$(0.06)
Diluted weighted average shares outstanding	97,257	109,758
Diluted earnings (loss) per share	$0.22	$(0.06)

Adjusted OIBDA margin (a)	37.2%	36.7%
Operating income margin (b)	19.8%	18.8%

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents Adjusted OIBDA as a percentage of revenues.

(b)	Represents Operating income as a percentage of revenues.

TABLE 2
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,		Percent
	2008	2007	Change
Video	$459,650	$441,657	4.1%
High-speed data	157,015	134,953	16.3
Phone	41,739	24,825	68.1
Advertising	30,775	31,174	(1.3)

Total revenues	$689,179	$632,609	8.9%

Service costs	$285,502	$266,073	7.3%
SG&A expenses	134,475	128,042	5.0
Corporate expenses	13,283	11,786	12.7

Total operating costs	$433,260	$405,901	6.7%

Adjusted OIBDA	$255,919	$226,708	12.9%

Non-cash, share-based compensation charges	(2,486)	(2,687)	NM
Depreciation and amortization	(119,485)	(110,735)	7.9

Operating income	$133,948	$113,286	18.2%

Interest expense, net	$(108,624)	$(119,012)	(8.7)%
(Loss) gain on derivatives, net	(1,886)	4,819	NM
(Loss) gain on sale of cable systems, net	(170)	10,781	NM
Other expense, net	(3,833)	(4,904)	(21.8)

Income before income taxes	19,435	4,970	NM
Provision for income taxes	(29,139)	(28,495)	2.3

Net loss	$(9,704)	$(23,525)	NM

Basic weighted average shares outstanding	96,391	109,824
Basic loss per share	$(0.10)	$(0.21)
Diluted weighted average shares outstanding	96,391	109,824
Diluted loss per share	$(0.10)	$(0.21)

Adjusted OIBDA margin (a)	37.1%	35.8%
Operating income margin (b)	19.4%	17.9%

(a)	Represents Adjusted OIBDA as a percentage of revenues.

(b)	Represents operating income as a percentage of revenues.

TABLE 3
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Cash	$41,601	$19,388
Subscriber accounts receivable, net	80,228	82,096
Prepaid expenses and other assets	20,885	20,692
Deferred tax assets	2,251	2,424

Total current assets	$144,965	$124,600

Property, plant and equipment, net	1,452,366	1,436,427
Intangible assets, net	2,028,054	2,029,366
Other assets, net	33,490	24,817

Total assets	$3,658,875	$3,615,210

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$275,744	$247,485
Deferred revenue	53,367	51,015
Current portion of long-term debt	111,250	94,533

Total current liabilities	$440,361	$393,033

Long-term debt, less current portion	3,137,500	3,120,500
Deferred tax liabilities	345,566	316,602
Other non-current liabilities	18,256	38,164
Total stockholders’ deficit	(282,808)	(253,089)

Total liabilities and stockholders’ deficit	$3,658,875	$3,615,210

TABLE 4
Condensed Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
OPERATING ACTIVITIES:
Net cash flows provided by operating activities	$133,301	$75,182

INVESTING ACTIVITIES:
Capital expenditures	$(134,731)	(111,776)
Acquisition of cable system	—	(7,274)
Proceeds from sale of assets and investments	—	22,948

Net cash flows used in investing activities	$(134,731)	$(96,102)

FINANCING ACTIVITIES:
New borrowings	566,000	140,166
Repayment of debt	(532,282)	(146,335)
Repurchase of Class A common stock	(22,389)	(4,331)
Financing costs	(11,426)	—
Other financing activities – book overdrafts	23,250	9,272
Proceeds from issuance of common stock in employee stock purchase plan	490	460

Net cash flows provided by (used in) financing activities	$23,643	$(768)

Net increase (decrease) in cash	$22,213	$(21,688)
CASH, beginning of period	$19,388	$36,385

CASH, end of period	$41,601	$14,697

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$107,177	$123,049

TABLE 5
Capital Expenditure Data
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
Customer premise activity	$68,896	$60,207
Commercial	3,215	1,846
Scalable infrastructure	23,493	15,135
Line extensions	9,950	10,647
Upgrade/Rebuild	17,426	11,672
Support capital	11,751	12,269

Total	$134,731	$111,776

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
TABLE 6
Reconciliation Data — Historical
Reconciliation of Adjusted OIBDA to Operating Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2008	2007
Adjusted OIBDA	$130,144	$119,261
Non-cash, share-based compensation charges	(1,171)	(1,366)
Depreciation and amortization	(59,641)	(56,934)

Operating income	$69,332	$60,961

	Six Months Ended
	June 30,
	2008	2007
Adjusted OIBDA	$255,919	$226,708
Non-cash, share-based compensation charges	(2,486)	(2,687)
Depreciation and amortization	(119,485)	(110,735)

Operating income	$133,948	$113,286

TABLE 6
(Continued)
Reconciliation of Free Cash Flow to Net Cash Flows
Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
Free cash flow	$12,564	$(4,192)
Capital expenditures	134,731	111,776
Other expenses, net	1,291	304
Non-cash, share-based compensation charges	(2,486)	(2,687)
Change in assets and liabilities, net	(12,799)	(30,019)

Net cash flows provided by operating activities	$133,301	$75,182

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
TABLE 7
Calculation – Free Cash Flow
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2008	2007
Adjusted OIBDA	$130,144	$119,261
Cash taxes	—	(57)
Capital expenditures	(70,741)	(61,919)
Interest expense, net	(54,035)	(60,022)

Free cash flow	$5,368	$(2,737)

	Six Months Ended
	June 30,
	2008	2007
Adjusted OIBDA	$255,919	$226,708
Cash taxes	—	(112)
Capital expenditures	(134,731)	(111,776)
Interest expense, net	(108,624)	(119,012)

Free cash flow	$12,564	$(4,192)

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 8
Summary Operating Statistics
(Unaudited)

	Actual	Actual	Actual
	June 30,	March 31,	June 30,
	2008	2008	2007
Estimated homes passed	2,840,000	2,836,000	2,835,000
Total revenue generating units (RGUs)(a)	2,844,000	2,802,000	2,633,000
Quarterly net RGU additions	42,000	78,000	18,000
Customer relationships(b)	1,405,000	1,399,000	1,413,000

Video

Basic subscribers	1,321,000	1,326,000	1,344,000
Quarterly basic subscriber (losses) gains	(5,000)	2,000	(18,000)
Digital customers	599,000	584,000	532,000
Quarterly digital customer additions	15,000	27,000	2,000
Digital penetration(c)	45.3%	44.0%	39.6%

High-speed data

High-speed data customers	702,000	688,000	613,000
Quarterly high-speed data customer additions	14,000	30,000	13,000
High-speed data penetration(d)	24.7%	24.3%	21.6%

Phone

Estimated marketable phone homes(e)	2,575,000	2,550,000	2,450,000
Phone customers	222,000	204,000	144,000
Quarterly phone customers additions	18,000	19,000	21,000
Phone penetration(f)	8.6%	8.0%	5.9%

Average total monthly revenue per basic subscriber(g)	$88.02	$85.45	$80.00

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents the total of basic subscribers, digital customers, high-speed data customers and phone customers at the end of each period.

(b)	Represents the total number of customers that receive at least one level of service, encompassing video, high-speed data and phone, without regard to which service(s) customers purchase.

(c)	Represents digital customers as a percentage of basic subscribers.

(d)	Represents high-speed data customers as a percentage of estimated homes passed.

(e)	Represents the estimated number of homes to which the Company is currently marketing phone service.

(f)	Represents phone customers as a percentage of estimated marketable phone homes.

(g)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

TABLE 9
Use of Non-GAAP Financial Measures
“Adjusted OIBDA” and “Free Cash Flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. The Company defines Adjusted OIBDA as operating income before depreciation and amortization and non-cash, share-based compensation charges, and defines Free Cash Flow as Adjusted OIBDA less interest expense, net, cash taxes and capital expenditures.
Adjusted OIBDA is one of the primary measures used by management to evaluate the Company’s performance and to forecast future results. The Company believes Adjusted OIBDA is useful for investors because it enables them to assess the Company’s performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies, as well as different non-cash, share-based compensation programs. A limitation of Adjusted OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s non-cash, share-based compensation charges.
Free Cash Flow is used by management to evaluate the Company’s ability to service its debt and to fund continued growth with internally generated funds. The Company believes Free Cash Flow is useful for investors because it enables them to assess the Company’s ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the method used by management, and provide measures that can be used to analyze, value and compare companies in the cable television industry. The Company’s definition of Free Cash Flow eliminates the impact of quarterly working capital fluctuations.
Adjusted OIBDA and Free Cash Flow should not be regarded as alternatives to operating income, net income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to Free Cash Flow. Reconciliations of historical presentations of Adjusted OIBDA and Free Cash Flow to their most directly comparable GAAP financial measures are provided in Table 6. The Company is unable to reconcile these non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain events, such as the initiation of depreciation relative to network construction projects, or changes in working capital.